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                                                                     Exhibit 5.1

                      [LETTERHEAD OF ROGERS & WELLS LLP]

December 23, 1998


DVI, Inc.
500 Hyde Park
Suite 1201 East
Doylestown, Pennsylvania  18901

Re:  DVI, Inc. -- Debt Securities Offered and Sold Pursuant to
     Registration Statement on Form S-3 (File No. 333-50895)
     ---------------------------------------------------------

Ladies and Gentlemen:

We have acted as special counsel for DVI, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company to Prudential Securities Incorporated, Piper Jaffray Inc., Libra Investments, Inc. and Fleet Securities, Inc. (collectively, the "Underwriters") of $55,000,000 aggregate principal amount of the Company's 9 7/8% Senior Notes due 2004 (the "Senior Notes"). The Senior Notes are being offered to the public pursuant to the Company's Registration Statement on Form S-3 (as amended, and including a prospectus supplement filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Act"), the "Registration Statement") which relates to the offer and sale by the Company from time to time of up to $500,000,000 aggregate principal amount of common stock, par value $.005 per share, preferred stock, par value $10.00, depositary shares, debt securities and warrants.

The Senior Notes are being sold by the Company to the Underwriters pursuant to an Underwriting Agreement (the "Underwriting Agreement"), dated December 16, 1998, by and among, the Underwriters and the Company. It is contemplated that the Senior Notes will be issued pursuant to an Indenture dated January 27, 1997 (as supplemented by a Supplemental Indenture dated December 23, 1998, the "Indenture"), between the Company and U.S. Bank Trust National Association, as successor to First Trust National Association.

The Company expects to file a Current Report on Form 8-K (the "Form 8-K") with the Securities and Exchange Commission (the "Commission") on or about December 23, 1998, in which it will report the closing of the sale of the Senior Notes pursuant to the Underwriting Agreement. The Form 8-K will be incorporated by reference into the Registration Statement.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of the opinion expressed below. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the respective originals of all documents purported to be copies. In rendering the opinion expressed below, we have relied as to certain factual matters upon certificates of officers of the Company, and we have not independently verified the accuracy of the statements contained in those certificates.

Based on such examination and subject to the limitations expressed in this letter, we are of the opinion that the Senior Notes have been duly authorized by the Company and, when executed, authenticated, issued and delivered in the manner provided in the Indenture against payment of the consideration therefor specified in the Underwriting Agreement, will be entitled to the benefits of the Indenture, and will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, moratorium, insolvency or similar laws affecting creditors' rights generally, including without limitation, applicable fraudulent transfer laws, and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether the enforceability of such rights or the availability of such remedies is considered in a proceeding in equity or at law).

The opinion set forth in this letter relates only to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.
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We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter. This letter has been prepared solely for your use in connection with the filing of the Form 8-K, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


Very truly yours,


/s/ Rogers & Wells LLP